Exhibit 99.3

This will confirm the agreement by and among all the undersigned that the Statement on Schedule 13D/A filed on or about this date and any further amendments thereto with respect to beneficial ownership by the undersigned of the common stock, par value $0.01 per share of Newton Golf Company, Inc., a Delaware corporation (the “Issuer”), and such other securities of the Issuer and its affiliates that the undersigned may acquire or dispose of from time to time. This agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D/A and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Joint Filing Agreement to be duly executed as of the 18th day of March, 2026.

Brett Widney Hoge

Signature:	/s/ Brett Hoge
Name/Title:	Brett Hoge
Date:	03/18/2025

The Brett Widney Hoge Revocable Trust dated July 7, 2014

Signature:	/s/ Brett Hoge
Name/Title:	Brett Hoge/Trustee
Date:	03/18/2025

RGH & BRH LLC

Signature:	/s/ Brett Hoge
Name/Title:	Brett Hoge/Managing Member
Date:	03/18/2025